Exhibit 99.7

In connection with the restatement and revision described in the Current Report on Form 8-K to which this exhibit is attached, we are providing updated pro forma information for the twelve months ended June 30, 2014 and the year ended December 31, 2013 originally issued under the headings “Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Twelve Months Ended June 30, 2014 and the Year Ended December 31, 2013,” “—Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2015—Estimated Cash Distribution to Us” and “Significant Forecast Assumptions—Shell Midstream Partners, L.P.—Revenue,” on pages 58 to 76 of the Prospectus solely to reflect such restatement and revision. No other changes have been made to the information previously presented.

Unaudited Pro Forma Cash Available for Distribution for the Twelve Months Ended June 30, 2014 and the Year Ended December 31, 2013

On a pro forma basis, assuming we had completed this offering and the related formation transactions on January 1, 2013, our cash available for distribution for the twelve months ended June 30, 2014 and the year ended December 31, 2013 would have been approximately $61.0 million and $38.5 million, respectively. The amount of cash available for distribution we must generate to support the payment of minimum quarterly distributions for four quarters on our common units and subordinated units and the corresponding distributions on our general partner units, in each case to be outstanding immediately after this offering, is approximately $89.5 million (or an average of approximately $22.4 million per quarter). As a result, we would have had sufficient cash available for distribution to pay the full minimum quarterly distributions on our common units and the corresponding distributions on our general partner units but only approximately 36.3% of the minimum quarterly distributions on our subordinated units and the corresponding distributions on our general partner units for the twelve months ended June 30, 2014. For the year ended December 31, 2013, we would have had sufficient cash available for distribution to pay only approximately 86.0% of the full minimum quarterly distributions on our common units and the corresponding distributions on our general partner units, and we would not have had sufficient cash available for distribution to pay any of the minimum quarterly distributions on our subordinated units and the corresponding distributions on our general partner units for that period.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts on the following page do not purport to present our results of operations had the formation transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available for distribution is primarily a cash accounting concept, while our unaudited pro forma financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available for distribution only as a general indication of the amount of cash available for distribution that we might have generated had we been formed on January 1, 2013.

The following table illustrates, on a pro forma basis, for the twelve months ended June 30, 2014 and the year ended December 31, 2013, the amount of cash available for distribution that would have been available for distribution on our common and subordinated units and the corresponding distributions on our general partner units, assuming in each case that this offering and the other formation transactions contemplated in this prospectus had been consummated on January 1, 2013.

Shell Midstream Partners, L.P.

Unaudited Pro Forma Cash Available for Distribution

(in millions, except per unit data)	Twelve Months Ended June 30, 2014	Year Ended December 31, 2013
	(As Restated)(2)	(As Restated)(2)
Statement of Operations Data:
Revenue	$120.0	$94.4
Pro Forma Costs and Expenses:
Operations and maintenance(1)	42.7	52.2
Gain from disposition of fixed assets	(20.8)	(20.8)
General and administrative	21.7	19.5
Depreciation and amortization	8.9	6.9
Property and other taxes	5.2	4.6

Total costs and expenses	57.7	62.4

Pro Forma Operating Income	62.3	32.0
Income from equity investment—Mars(3)	25.0	21.6
Income from equity investment—Bengal(3)	18.8	17.8
Dividend income from investment—Colonial(4)	4.9	5.0
Interest expense, net	—	—

Pro Forma Net Income	111.0	76.4
Less:
Net income attributable to noncontrolling interests—Zydeco(5)	40.4	23.1

Pro Forma Net Income attributable to Shell Midstream Partners(6)	$70.6	$53.3
Add:
Net income attributable to noncontrolling interests—Zydeco(5)	40.4	23.1
Loss (gain) from disposition of fixed assets	(20.8)	(20.8)
Depreciation and amortization	8.9	6.9
Interest expense, net	—	—
Cash distribution received from equity investment—Mars(7)	14.9	3.4
Cash distribution received from equity investment—Bengal(7)	17.3	18.5
Less:
Income from equity investment—Mars(3)	25.0	21.6
Income from equity investment—Bengal(3)	18.8	17.8

Pro Forma Adjusted EBITDA	$87.5	$45.0
Less:
Pro Forma Adjusted EBITDA attributable to noncontrolling interests—Zydeco	33.6	15.2

Pro Forma Adjusted EBITDA Attributable to Shell Midstream Partners.	$53.9	$29.8
Less:
Cash interest paid by Shell Midstream Partners(8)	0.6	0.6
Maintenance capital expenditures attributable to Shell Midstream Partners—Zydeco(9)	2.1	0.9
Expansion capital expenditures attributable to Shell Midstream Partners—Zydeco(10)	54.0	44.2
Adjustment to insurance expense(11)	2.6	2.9
Incremental general and administrative expense of being a publicly traded partnership(12)	3.6	3.6
Add:
Net adjustments from volume deficiency payments attributable to Shell Midstream Partners(13)	6.5	—
Assumed capital contribution from SPLC for Zydeco expansion capital expenditures attributable to Shell Midstream Partners(14)	54.0	44.2
Assumed capital contribution from SPLC to fund Mars expansion capital expenditures attributable to Shell Midstream Partners(15)	9.5	16.7

Pro Forma Cash Available for Distribution attributable to Shell Midstream Partners	$61.0	$38.5

Cash Distributions
Minimum annual distribution per unit	$0.6500	$0.6500

Annual distribution to:
Public common unitholders	$26.0	$26.0
Shell:
Common units	17.9	17.9
Subordinated units	43.8	43.8
General partner units	1.8	1.8

Total annual distributions at the minimum quarterly distribution rate	$89.5	$89.5

Excess (shortfall) of Pro Forma Cash Available for Distribution Attributable to Shell Midstream Partners over Aggregate Minimum Quarterly Distributions	$(28.5)	$(51.0)

(1)	Includes fixed and variable costs related to the Ho-Ho operations. Ho-Ho was not fully operational from August to December 2013 due to a flow reversal project.
(2)	Amounts have been restated to reflect an understatement of revenue and net income of $2.8 million. This error was the result of revenue attributable to Ho-Ho that was instead recorded by an administrative error to an unrelated pipeline system owned by one of our affiliates. See Note 1 to the annual financial statements.

(3)	Each of Mars and Bengal is an unconsolidated entity in which we own a 28.6% and 49.0% interest, respectively, and our earnings from those unconsolidated affiliates are included on our unaudited pro forma condensed combined statement of income included elsewhere in this prospectus. Because our earnings from unconsolidated affiliates from each of Mars and Bengal are not necessarily reflective of the amount of cash we would expect to receive from those entities, it is included in our pro forma net income but subtracted in connection with our calculation of Adjusted EBITDA. To give effect to the actual cash contribution to us from Mars and Bengal during the twelve months ended June 30, 2014 and the year ended December 31, 2013, our actual cash distribution received from those entities is included in our Adjusted EBITDA. Please read “—Pro Forma Cash Distributed to Us.”
(4)	Represents cash dividends in respect of our 1.612% ownership interest in Colonial.
(5)	Represents net income attributable to SPLC’s ownership interest in Zydeco giving pro forma effect to the formation transactions and this offering.
(6)	Reflects pro forma net income of Shell Midstream Partners, L.P. giving pro forma effect to the offering, the contribution by SPLC and the issuance by Zydeco to us of interests in Zydeco collectively representing an aggregate 43.0% ownership interest in Zydeco, a 28.6% ownership interest in Mars, 49.0% ownership interest in Bengal and a 1.612% ownership interest in Colonial, and related transactions as further discussed in the unaudited pro forma condensed combined financial statements of Shell Midstream Partners, L.P. included elsewhere in this prospectus.
(7)	For the twelve months ended June 30, 2014 and for the year ended December 31, 2013, we have assumed that we would have received 28.6% of the pro forma cash distributed by Mars to its partners and 49.0% of the cash distributed by Bengal to its members. For information regarding the provisions of the governing agreements of Mars and Bengal that govern cash distributions by Mars and Bengal, respectively, please read “Certain Relationships and Related Party Transactions—Contracts with Affiliates—Mars Partnership Agreement” and “Certain Relationships and Related Party Transactions—Contracts with Affiliates—Bengal Limited Liability Company Agreement.” Please read “—Pro Forma Cash Distributed to Us.”
(8)	The amount shown represents a 0.19% commitment fee for the undrawn portion of our credit facility to be entered into at the closing of this offering and a 0.23% commitment fee for the undrawn portion of the $30 million Zydeco credit facility.
(9)	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Represents our proportionate ownership share of maintenance capital expenditures for Zydeco.
(10)	In addition to maintenance capital expenditures, our predecessor made expansion capital expenditures relating to the reversal of Ho-Ho and related assets. The amount shown represents our proportionate ownership share of Zydeco expansion capital expenditures.
(11)	Reflects increased insurance expense for our ownership interest in Mars offset by a decrease in Zydeco’s insurance expense.
(12)	Reflects estimated incremental cash expenses associated with being a publicly traded partnership, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation.
(13)	Represents a net adjustment to reflect, in respect of our ownership interest in Zydeco, (a) the receipt of cash payments with respect to committed volume deficiencies under Zydeco’s FERC-approved transportation services agreements that are recognized as deferred revenue and (b) the absence of such cash payments when deferred revenue is recognized upon the satisfaction or expiration of certain conditions under Zydeco’s FERC-approved transportation services agreements. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenue.”
(14)	During the periods shown, SPLC funded expansion capital expenditures for Ho-Ho with cash from operations; however, following this offering, we expect that Zydeco will distribute substantially all of its cash from operations.
(15)	Historically, Mars has funded expansion capital expenditures from cash generated by operations. Going forward, we expect Mars to distribute substantially all of its cash from operations to its members and fund any capital expenditures with capital contributions. As a result, we have included an adjustment to expansion capital expenditures attributable to Shell Midstream Partners for the periods shown.

Pro Forma Cash Distributed to Us

The following table presents for Zydeco a reconciliation of pro forma Adjusted EBITDA and pro forma cash available for distribution to pro forma net income for the twelve months ended June 30, 2014 and the year ended December 31, 2013.

(in millions)	Twelve Months Ended June 30, 2014	Year Ended December 31, 2013
	(As Restated)(4)	(As Restated)(4)
Zydeco(1)
Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
Net income	$69.5	$39.3
Zydeco adjustments(2)	1.3	1.2

Pro Forma Net Income	$70.8	$40.5

Add:
Gain from disposition of fixed assets	(20.8)	(20.8)
Depreciation and amortization	8.9	6.9
Interest expense, net	—	—

Adjusted EBITDA	$58.9	$26.6

Less:
Maintenance capital expenditures	4.9	2.2
Cash interest expense	—	—
Add:
Net adjustments from volume deficiency payments(3)	15.1	—
Adjustment for Zydeco insurance	1.3	0.8

Cash Available for Distribution	$70.4	$25.2

Cash Distribution by Zydeco to its members—100%	$70.4	$25.2
Cash Distribution by Zydeco to Shell Midstream Partners—43.0%	$30.3	$10.8

(1)	Derived from the historical combined financial statements of Ho-Ho, our predecessor, which pipeline system will be owned by Zydeco.
(2)	Represents adjustments to general and administrative expense. Please read accompanying notes to the unaudited pro forma condensed combined financial statements.
(3)	Represents a net adjustment to reflect (a) the receipt of cash payments with respect to committed volume deficiencies under Zydeco’s FERC-approved transportation services agreements that are recognized as deferred revenue and (b) the absence of such cash payments when deferred revenue is recognized upon the satisfaction or expiration of certain conditions under Zydeco’s FERC-approved transportation services agreements. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Generate Revenue.”
(4)	Amounts have been restated to reflect an understatement of revenue and net income of $2.8 million. This error was the result of revenue attributable to Ho-Ho that was instead recorded by an administrative error to an unrelated pipeline system owned by one of our affiliates. See Note 1 to the annual financial statements.

The following table presents for Mars a reconciliation of pro forma Adjusted EBITDA and pro forma cash available for distribution to pro forma net income for the twelve months ended June 30, 2014 and the year ended December 31, 2013.

(in millions)	Twelve Months Ended June 30, 2014	Year Ended December 31, 2013
Mars
Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
Net income	$87.3	$75.5
Add:
Net gain from pipeline operations	(9.5)	(9.0)
Depreciation and amortization	7.9	5.4
Interest expense, net	—	—

Adjusted EBITDA	$85.7	$71.9
Less:
Maintenance capital expenditures	0.6	1.6
Cash interest expense	—	—

Cash Available for Distribution	$85.1	$70.3
Less:
Cash reserves(1)	33.1	58.3

Cash Distribution by Mars to its partners—100%(2)	$52.0	$12.0

Cash Distribution by Mars to Shell Midstream Partners—28.6%(3)	$14.9	$3.4

(1)	Represents growth capital expenditures net of cash contribution from partners.
(2)	The distribution for the twelve months ended June 30, 2014 reflects a $44.9 million distribution to SPLC and an affiliate of BP through June 30, 2014 and a $7.1 million distribution to an affiliate of BP on July 1, 2014.
(3)	During the periods shown, Mars funded expansion capital expenditures with cash from operations; however, following this offering, we expect that Mars will distribute substantially all of its cash from operations. After giving effect to the assumed capital contribution from SPLC for Mars expansion capital expenditures attributable to our pro forma ownership interest in Mars, the cash distribution by Mars to us for the twelve months ended June 30, 2014 and the year ended December 31, 2013 would have been $24.4 million and $20.1 million, respectively.

The following table presents for Bengal a reconciliation of pro forma Adjusted EBITDA and pro forma cash available for distribution to pro forma net income for the twelve months ended June 30, 2014 and the year ended December 31, 2013.

(in millions)	Twelve Months Ended June 30, 2014	Year Ended December 31, 2013
Bengal
Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
Net income	$38.3	$36.3
Add:
Net loss (gain) from pipeline operations	—	—
Depreciation and amortization	5.2	5.2
Interest expense, net	0.2	0.2

Adjusted EBITDA	$43.7	$41.7
Less:
Maintenance capital expenditures	2.4	2.5
Cash interest expense	0.2	0.2

Cash Available for Distribution	$41.1	$39.0
Less:
Cash reserves(1)	5.7	1.3

Cash Distribution by Bengal to its members—100%	$35.4	$37.7

Cash Distribution by Bengal to Shell Midstream Partners—49.0%	$17.3	$18.5

(1)	Represents a discretionary reserve to be used for reinvestment and other general purposes.

Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2015

We forecast that our estimated cash available for distribution for the twelve months ending September 30, 2015 will be approximately $98.5 million. This amount would exceed by $9.0 million the amount of cash available for distribution we must generate to support the payment of the minimum quarterly distributions for four quarters on our common units and subordinated units and the corresponding distributions on our general partner units, in each case to be outstanding immediately after this offering, for the twelve months ending September 30, 2015. The number of outstanding units on which we have based our estimate does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the closing of this offering.

We have not historically made public projections as to future operations, earnings or other results. However, management has prepared the forecast of estimated cash available for distribution for the twelve months ending September 30, 2015, and related assumptions set forth below to substantiate our belief that we will have sufficient cash available for distribution to pay the full minimum quarterly distributions on our common and subordinated units and the corresponding distributions on our general partner units for the twelve months ending September 30, 2015. Please read below under “—Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast. This forecast is a forward-looking statement and should be read together with our historical financial statements and accompanying notes included elsewhere in this prospectus, our unaudited pro forma financial statements and accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This forecast was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of our management, this forecast was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate sufficient cash available for distribution to pay the full minimum quarterly distributions on our common and subordinated units and the corresponding distributions on our general partner units for the twelve months ending September 30, 2015. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate our estimated cash available for distribution.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this prospective financial information.

Shell Midstream Partners, L.P.

Estimated Cash Available for Distribution

	Twelve Months Ending September 30, 2015
		Three Months Ending
(in millions, except per unit data)		December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
Statements of Operations Data:
Estimated Revenue	$243.4	$52.0	$52.0	$60.9	$78.5
Estimated Costs and Expenses:
Operations and maintenance(1)	52.4	13.4	11.8	13.2	14.0
General and administrative(2)	22.5	5.5	5.6	5.7	5.7
Depreciation	10.8	2.7	2.7	2.7	2.7
Property and other taxes(3)	11.4	1.5	3.3	3.3	3.3

Total costs and expenses	97.1	23.1	23.4	24.9	25.7

Estimated Operating Income	146.3	28.9	28.6	36.0	52.8
Income from equity investment—Mars(4)	22.1	4.6	6.6	4.6	6.3
Income from equity investment—Bengal(4)	14.9	4.4	3.0	3.7	3.8
Dividend income from investment—Colonial(5)	5.3	1.2	1.3	1.4	1.4
Interest expense, net(6)	(0.6)	(0.1)	(0.1)	(0.2)	(0.2)

Estimated Net Income	188.0	39.0	39.4	45.5	64.1
Less:
Net income attributable to noncontrolling interests—Zydeco(7)	92.1	18.6	18.5	22.7	32.3

Estimated Net Income Attributable to Shell Midstream Partners	$95.9	$20.4	$20.9	$22.8	$31.8
Add:
Net income attributable to noncontrolling interests—Zydeco(7)	92.1	18.6	18.5	22.7	32.3
Depreciation	10.8	2.7	2.7	2.7	2.7
Interest expense, net	0.6	0.1	0.1	0.2	0.2
Estimated cash distribution from equity investment—Mars(4)(8)	24.8	5.3	7.3	5.3	6.9
Estimated cash distribution from equity investment—Bengal(4)(8)	13.3	3.1	3.1	3.5	3.6
Less:
Income from equity investment—Mars(4)	22.1	4.6	6.6	4.6	6.3
Income from equity investment—Bengal(4)	14.9	4.4	3.0	3.7	3.8

Estimated Adjusted EBITDA	$200.5	$41.2	$43.0	$48.9	$67.4
Less:
Estimated Adjusted EBITDA attributable to noncontrolling interests—Zydeco	98.2	20.2	20.0	24.2	33.8

	Twelve Months Ending September 30, 2015
		Three Months Ending
(in millions, except per unit data)		December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
Estimated Adjusted EBITDA Attributable to Shell Midstream Partners	$102.3	$21.0	$23.0	$24.7	$33.6
Less:
Cash interest paid by Shell Midstream Partners	0.6	0.1	0.1	0.2	0.2
Maintenance capital expenditures attributable to Shell Midstream Partners—Zydeco	4.0	0.7	0.6	1.3	1.4
Expansion capital expenditures attributable to Shell Midstream Partners—Zydeco(9)	1.8	0.6	0.5	0.5	0.2
Add:
Net adjustments from volume deficiency payments attributable to Shell Midstream Partners(10)	0.8	4.0	3.6	—	(6.8)
Cash on hand and borrowings under our revolving credit facility to fund expansion capital expenditures(11)	1.8	0.6	0.5	0.5	0.2

Estimated Cash Available for Distribution Attributable to Shell Midstream Partners	$98.5	$24.2	$25.9	$23.2	$25.2

Estimated Cash Distributions from Shell Midstream Partners
Minimum annual distribution per unit	$0.6500	$0.1625	$0.1625	$0.1625	$0.1625

Annual distribution to:
Public common unitholders	$26.0	$6.5	$6.5	$6.5	$6.5
Shell:
Common units	17.9	4.4	4.5	4.5	4.5
Subordinated units	43.8	10.9	10.9	11.0	11.0
General partner units	$1.8	$0.4	$0.4	$0.5	$0.5

Total annual distributions at the minimum quarterly distribution rate	$89.5	$22.2	$22.3	$22.5	$22.5

Excess (Shortfall) of Estimated Cash Available for Distribution Attributable to Shell Midstream Partners over Aggregate Minimum Quarterly Distributions	$9.0	$2.0	$3.6	$0.7	$2.7

(1)	Includes all fixed and variable costs related to the operations of Zydeco. Includes commercial insurance expense payable by us and attributable to our proportionate ownership share of Mars.
(2)	Consists of (i) all general and administrative expenses attributable to 100% of Zydeco of $10.4 million, (ii) an $8.5 million fee to be paid by us to SPLC for administrative services and (iii) $3.6 million of incremental general and administrative expenses payable by us as a result of being a publicly traded partnership.
(3)	Represents property tax, Texas margin tax and other taxes.
(4)

Each of Mars and Bengal is an unconsolidated entity in which we own a 28.6% and 49.0% interest, respectively, and our earnings from those unconsolidated affiliates are included on our unaudited pro forma consolidated statement of income included elsewhere in this prospectus. Because our earnings from unconsolidated affiliates from each of Mars and

Bengal are not necessarily reflective of the amount of cash we would expect to receive from those entities, it is included in our net income but subtracted in connection with our calculation of Adjusted EBITDA. To give effect to expected cash contribution to us from Mars and Bengal during the twelve months ending September 30, 2015, our estimate of the cash that we expect to receive from those entities is included in our Adjusted EBITDA.
(5)	Represents cash dividends in respect of our 1.612% ownership interest in Colonial.
(6)	We estimate that at the closing of this offering and for the twelve months ending September 30, 2015 we will not have any borrowings under our new $300 million credit facility to be entered into at the closing of this offering. The amount shown represents a 0.19% commitment fee for the undrawn portion of our credit facility and a 0.23% commitment fee for the undrawn portion of the $30 million Zydeco credit facility.
(7)	Represents net income attributable to SPLC’s ownership interest in Zydeco.
(8)	We have assumed that we will receive 28.6% of the available cash of Mars and 49.0% of the available cash of Bengal, for the twelve months ending September 30, 2015.
(9)	Reflects our proportionate share of Zydeco’s assumed expansion capital expenditures, which we expect to fund with proceeds retained from this offering.
(10)	Represents a net adjustment to reflect (a) the receipt of cash payments with respect to committed volume deficiencies under Zydeco’s FERC-approved transportation services agreements that are recognized as deferred revenue and (b) the absence of such cash payments when deferred revenue is recognized upon the satisfaction or expiration of certain conditions under Zydeco’s FERC-approved transportation services agreements.
(11)	Does not include net proceeds of this offering that are retained by us.

Estimated Cash Distributed to Us

The following table presents for Zydeco a reconciliation of estimated Adjusted EBITDA and estimated cash available for distribution to estimated net income.

Twelve Months Ending September 30, 2015
(in millions)
Zydeco
Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
Estimated Net income	$161.6
Add:
Depreciation and amortization	10.8
Interest expense, net	0.1

Estimated Adjusted EBITDA	$172.5
Add:
Net adjustments from volume deficiency payments attributable to Shell Midstream Partners	1.7
Less:
Maintenance capital expenditures	9.1
Cash interest expense	0.1

Estimated Cash Available for Distribution	$165.0

Estimated Cash Distribution by Zydeco to its members—100%	$165.0
Estimated Cash Distribution by Zydeco to Shell Midstream Partners—43.0%	$71.0

The following table presents for Mars a reconciliation of estimated Adjusted EBITDA and estimated cash available for distribution to estimated net income.

Twelve Months Ending September 30, 2015
(in millions)
Mars
Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
Estimated Net income	$77.3
Add:
Depreciation and amortization	11.1
Interest expense, net	—

Estimated Adjusted EBITDA	$88.4
Less:
Maintenance capital expenditures	1.7
Cash interest expense	—

Estimated Cash Available for Distribution	$86.7
Less:
Cash reserves(1)	—

Estimated Cash Distribution by Mars to its partners—100%	$86.7

Estimated Cash Distribution by Mars to Shell Midstream Partners—28.6%	$24.8

(1)	Represents a discretionary reserve to be used for reinvestment and other general purposes.

The following table presents for Bengal a reconciliation of estimated Adjusted EBITDA and estimated cash available for distribution to estimated net income.

Twelve Months Ending September 30, 2015
(in millions)
Bengal
Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
Estimated Net income	$30.4
Add:
Depreciation and amortization	5.4
Interest expense, net	0.1

Estimated Adjusted EBITDA	$35.9
Less:
Maintenance capital expenditures	8.7
Cash interest expense	0.1

Estimated Cash Available for Distribution	$27.1
Less:
Cash reserves(1)	—

Estimated Cash Distribution by Bengal to its members—100%	$27.1

Estimated Cash Distribution by Bengal to Shell Midstream Partners—49.0%	$13.3

(1)	Represents a discretionary reserve to be used for reinvestment and other general purposes.

The following table summarizes the contribution of Zydeco, Mars, Bengal and Colonial to our pro forma cash available for distribution for the twelve months ended June 30, 2014 and for the year ended December 31, 2013 and the estimated contribution of Zydeco, Mars, Bengal and Colonial to our cash available for distribution for the twelve months ending September 30, 2015.

	Contribution to Pro Forma Cash Available for Distribution		Estimated Contribution to Cash Available for Distribution
(in millions)	Twelve Months Ended June 30, 2014	Year Ended December 31, 2013	Twelve Months Ending September 30, 2015
	(As Restated)(3)	(As Restated)(3)
Zydeco	$30.3	$10.8	$71.0
Mars(1)	24.4	20.1	24.8
Bengal	17.3	18.5	13.3
Colonial	4.9	5.0	5.3
Insurance, general and administrative, and interest expense(2)	(15.9)	(15.9)	(15.9)

Total Cash Available for Distribution Attributable to Shell Midstream Partners	$61.0	$38.5	$98.5

(1)	Reflects assumed payment by SPLC for our proportionate share of expansion capital expenditures incurred by Mars attributable to our pro forma ownership interest in Mars. During the period shown, Mars funded expansion capital expenditures with cash from operations. Following this offering, we expect that Mars will distribute substantially all of its cash from operations.
(2)	Consists of an $8.5 million fee paid to SPLC for administrative services, $3.6 million of incremental general and administrative expenses payable by us as a result of being a publicly traded partnership, commercial insurance payable by us related to our ownership interest in Mars and a 0.19% commitment fee associated with our revolving credit facility. The $0.6 million increase for the twelve months ending September 30, 2015 as compared to the twelve months ended June 30, 2014 is attributable to an increase in commercial insurance expense related to our ownership interest in Mars.
(3)	Amounts have been restated to reflect an understatement of revenue and net income of $2.8 million. This error was the result of revenue attributable to Ho-Ho that was instead recorded by an administrative error to an unrelated pipeline system owned by one of our affiliates. See Note 1 to the annual financial statements.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2015. While the assumptions discussed below are not all-inclusive, they include those that we believe are material to our forecasted results of operations. We believe we have a reasonable, objective basis for these assumptions. We can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and our actual results and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate.

In the forecast presented above, we have used the consolidated method of accounting for our interest in Zydeco and have accounted for Mars and Bengal under the equity method for financial reporting. Our interest in Colonial is accounted for using the cost method and the dividends we will receive from Colonial are represented as dividend income from investments. As a result, our revenue and expenses only include our assumptions for the performance of Zydeco. We have included a separate discussion of the Mars and Bengal projections below.

We have included a discussion of a comparison of our historical pro forma period with our forecasted period. We completed a reversal of Ho-Ho in December 2013 which, in part, increased the tariff rates we can charge on the pipeline. As part of the reversal process, Ho-Ho was not fully operational from June 2013 through December 2013. We expect to complete several expansion projects on Ho-Ho, including the installation of new pump stations and the addition of a new connection at Nederland before the end of 2014, and the addition of a new third-party connection and new tankage at Port Neches before the end of 2015. As a result, we believe the comparison of the forecast period to the historical pro forma period does not provide a full comparison of historical financial results.

General Considerations

We believe that our estimated cash available for distribution for the twelve months ending September 30, 2015 will not be less than approximately $98.5 million. This amount of estimated cash available for distribution is approximately $37.5 million more than the pro forma cash available for distribution we generated for the twelve months ended June 30, 2014 and $60.0 million more than the pro forma cash available for distribution we generated for the year ended December 31, 2013. We believe that increased income primarily from the completion of the Ho-Ho reversal and the expected completion of the Ho-Ho expansion projects will result in our generating higher cash available for distribution for the twelve months ending September 30, 2015. The assumptions and estimates we have made to support our ability to generate the minimum estimated cash available for distribution are set forth below.

Shell Midstream Partners, L.P.

Consolidation of Zydeco Results

For financial reporting and accounting purposes, we consolidate 100% of the revenue, expenses and other financial results of Zydeco (Ho-Ho). The discussion and metrics presented herein include 100% of the ownership interest in Zydeco (Ho-Ho). However, our proportionate share is limited to our 43.0% ownership interest in Zydeco.

Revenue (As Revised)

We estimate that we will generate approximately $243.4 million in total revenue from Zydeco for the twelve months ending September 30, 2015, which is approximately $123.4 million higher and $149.0 million higher than our revenue for the twelve months ended June 30, 2014 and the year ended December 31, 2013, respectively. The increase in revenue is primarily due to the completion of the Ho-Ho reversal project in December 2013 and the completion of certain Ho-Ho expansion projects during the forecast period. As a result of the completion of the Ho-Ho reversal project, we forecast higher throughput volumes and higher tariff rates as compared to the historical period. We forecast approximately 76% of our transportation revenue will be generated by charging rates and fees under long-term transportation agreements with FERC-based tariffs. Our forecasted average mainline throughput volumes are expected to be 241 kbpd for the twelve months ending September 30, 2015, of which approximately 89% of the forecasted mainline throughput volume is pursuant to long-term transportation agreements. Our forecast also assumes a 2% tariff escalation in July 2015.

We forecast 15.6% of total revenue from Zydeco will be related to a contractual product loss allowance, or PLA, and from storage and other ancillary services. For purposes of estimating revenue from PLA for the twelve months ending September 30, 2015, we have assumed a crude oil price of $100 per barrel and have held this price constant over the forecast period. This price assumption is based on trends observed in quoted market prices for the types of crude oil transported on Ho-Ho. A $10 per barrel increase or decrease in such assumed crude oil price would increase or decrease our estimated cash available for distribution for the twelve months ending September 30, 2015 by approximately $1.5 million. If we assumed no revenue from contractual PLA, our estimated cash available for distribution for the twelve months ending September 30, 2015 would be $83.6 million.

In addition, operating surplus (as defined in our partnership agreement) generated in a certain period may be more than revenue for the same period as shown in our financial statements. Cash payments relating to committed volume deficiencies received by Zydeco under our FERC-approved transportation services agreements are not recognized as revenue until applicable contingencies and performance obligations are satisfied or have expired but such cash payments are included in operating surplus during the period in which the payment under the contract is made. Similarly, when the deferred revenue related to such cash payment is recognized as revenue in a later period, the amount of such deferred revenue is not included in operating surplus in that period.

Operations and Maintenance Expenses

Our operations and maintenance expenses include labor expenses, repairs and maintenance expenses, equipment rental, utility costs and insurance premiums that are not capitalized for accounting purposes. See “Capital Expenditures.” We estimate operations and maintenance expenses will be approximately $52.4 million for the twelve months ending September 30, 2015, as compared to operations and maintenance expenses of approximately $42.7 million for the twelve months ended June 30, 2014 and $52.2 million for the year ended December 31, 2013, both on a pro forma basis and related to Zydeco. The increase in operations and maintenance expenses as compared to the twelve months ended June 30, 2014 primarily relates to higher fuel and power costs as a result of increased throughput as well as commercial insurance expense attributable to our proportionate share of Mars.

General and Administrative Expenses

We estimate that our total general and administrative expenses will be approximately $22.5 million for the twelve months ending September 30, 2015, as compared with $21.7 million for the twelve months ended June 30, 2014 and $19.5 million for the year ended December 31, 2013, both on a pro forma basis. The increase in our forecasted general and administrative expenses as compared to our historical pro forma general and administrative expenses relates primarily to incremental annual expenses as the result of being a publicly traded partnership.

For the forecast period, we have assumed that our general and administrative expenses will consist of:

•	general and administrative expenses attributable to Zydeco of $10.4 million, comprising a $7.3 million annual management fee that Zydeco will pay SPLC for expenses directly attributable to the management of Zydeco and $3.1 million of other salaries and wages expense attributable to Zydeco;

•	an $8.5 million annual fee that we will pay to SPLC under the omnibus agreement that we will enter into at the closing of this offering for the provision of certain general and administrative services to us. For a more complete description of this agreement and the services covered by it, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Formation Transactions—Omnibus Agreement”; and

•	$3.6 million of incremental annual expenses resulting from our being a publicly traded partnership, which includes employee-related expenses, the cost of annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, as well as registrar and transfer agent fees.

Depreciation Expense

We estimate our total depreciation expense for Ho-Ho for the twelve months ending September 30, 2015 will be approximately $10.8 million, as compared to depreciation expense of approximately $8.9 million for the twelve months ended June 30, 2014 and $6.9 million for the year ended December 31, 2013, both on a pro forma basis. The increase in estimated depreciation expense is primarily attributable to the completion of the Ho-Ho reversal and expansion projects.

Property and Other Taxes

We estimate our property and other taxes for Ho-Ho for the twelve months ending September 30, 2015 will be approximately $11.4 million, as compared to property and other taxes of approximately $5.2 million for the twelve months ended June 30, 2014 and $4.6 million for the year ended December 31, 2013, both on a pro forma basis. The increase in property and other taxes is primarily attributable to a higher appraised value as a result of the Ho-Ho reversal.

Capital Expenditures

Under our partnership agreement, our expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. For the twelve months ending September 30, 2015, we expect to incur $1.8 million of expansion capital expenditures relating to our proportionate share of the Ho-Ho expansion project, and we expect to incur $4.0 million of maintenance capital expenditures attributable to our proportionate ownership interest in Zydeco as a result of routine maintenance projects on Ho-Ho. Under our partnership agreement, our maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long-term, our operating capacity or operating income. For purposes of calculating cash available for distribution, our maintenance capital expenditures will include maintenance capital expenditures made by Zydeco and cash contributed by us to Mars, Bengal, Colonial or similar investment entities that are not subsidiaries to the extent such cash is designated to be used by such entity for maintenance capital expenditures. Historically, Zydeco, Mars, Bengal and Colonial have not made cash calls to their owners for maintenance capital expenditures.

Financing

We do not include in our forecast any indebtedness or financing expenses for the twelve months ending September 30, 2015, other than a 0.19% commitment fee on our new $300 million revolving credit facility and a 0.23% commitment fee for the undrawn portion of the $30 million Zydeco credit facility. We do not include in our forecast any borrowings under either credit facility during the forecast period. We intend to fund our proportionate share of the expected Ho-Ho expansion capital expenditures described above with proceeds retained from this offering.

Equity Income and Dividends/Distributions from Investments

Our forecast reflects estimated equity income and distributions received by us relating to our 28.6% ownership interest in Mars and our 49.0% ownership interest in Bengal for the twelve months ending September 30, 2015. We estimate receiving cash distributions of approximately $24.8 million from Mars and approximately $13.3 million from Bengal for the twelve months ending September 30, 2015. For the twelve months ending September 30, 2015, we also expect to receive dividend income from Colonial of approximately $5.3 million relating to our 1.612% ownership interest in Colonial.

Mars

Equity Investment in Mars

We account for our 28.6% ownership interest in Mars under the equity method for financial reporting purposes. To derive our income from equity investment in Mars of approximately $22.1 million, we take our proportionate 28.6% share of Mars’ total expected net income of $77.3 million for the twelve months ending September 30, 2015.

The primary assumptions for the forecasted results of Mars for the twelve months ending September 30, 2015 are:

Revenue

Total revenue on Mars is expected to be approximately $154.1 million for the twelve months ending September 30, 2015, or $15.4 million and $30.9 million higher than for the twelve months ended June 30, 2014 and the year ended December 31, 2013, respectively. This increase in revenue is primarily attributable to the Olympus line, which charges a higher average rate. We expect throughput of approximately 261 kbpd in the forecast period compared to approximately 271 kbpd for the twelve months ended June 30, 2014 and approximately 271 kbpd for the year ended December 31, 2013. We have estimated lower throughput volumes for the twelve months ending September 30, 2015 due to our projections including 15 days of downtime for possible hurricanes during the forecast period. We experienced no days of downtime for hurricanes for the twelve months ended June 30, 2014 and the year ended December 31, 2013. We have also budgeted downtime for platform and pipeline maintenance in the second quarter of 2015, consistent with what we have experienced historically for Mars. We have assumed an escalation of 2% for the tariff rates in July 2015.

We have forecasted 7.6% of total revenue on Mars from PLA. For purposes of estimating revenue from PLA for the twelve months ending September 30, 2015, we assume the retained barrels are sold at $100 per barrel during the fourth quarter of 2014 and $90 per barrel during the first three quarters of 2015. This price assumption is based on trends observed in quoted market prices of crude oil transported on Mars.

Adjusted EBITDA

Relative to the twelve months ended June 30, 2014 and the year ended December 31, 2013, we estimate Mars’ Adjusted EBITDA will increase by approximately $2.7 million and $16.5 million. This increase is primarily attributable to the Mars expansion project that became operational in February 2014.

Depreciation and Amortization Expense

We estimate depreciation expense for the twelve months ending September 30, 2015 for Mars will be approximately $11.1 million, as compared to depreciation expense of approximately $7.9 million for the twelve months ended June 30, 2014 and $5.4 million for the year ended December 31, 2013, both on a pro forma basis. This increase is primarily attributable to the completion of the Mars expansion project.

Capital Expenditures

We expect to incur maintenance capital expenditures of approximately $1.7 million for the twelve months ending September 30, 2015 related to routine maintenance projects expected in the general course of business. We do not expect maintenance capital expenditures on Mars to increase as production throughput increases.

We do not expect Mars to incur any expansion capital expenditures for the twelve months ending September 30, 2015.

Financing

We do not expect Mars to incur any indebtedness or financing expenses for the twelve months ending September 30, 2015.

Bengal

Equity Investment in Bengal

We account for our 49.0% ownership interest in Bengal under the equity method for financial reporting purposes. Income from equity investment in Bengal of approximately $14.9 million represents our 49.0% proportionate ownership share of Bengal’s total expected net income of $30.4 million for the twelve months ending September 30, 2015.

Our primary assumptions for the forecasted results of Bengal for the twelve months ending September 30, 2015 are summarized below:

Revenue

Total revenue on Bengal is expected to be approximately $58.5 million for the twelve months ending September 30, 2015, or $5.8 million and $3.3 million less than for the twelve months ended June 30, 2014 and the year ended December 31, 2013, respectively. This decrease in revenue is primarily attributable to our assumption of reduced spot volumes from a shipper. We expect throughput of approximately 443 kbpd in the forecast period compared to approximately 487 kbpd for the twelve months ended June 30, 2014 and approximately 489 kbpd for the year ended December 31, 2013. During the forecast period, approximately 77.8% of the forecasted volumes for the twelve months ending September 30, 2015 are contracted under throughput and deficiency agreements. Our forecast also assumes a 2% tariff escalation in July 2015.

Our projections provide for scheduled refinery turnarounds in the first and third quarters of 2015, as well as five budgeted days of downtime for hurricanes during the forecast period.

Adjusted EBITDA

Relative to the twelve months ended June 30, 2014 and the year ended December 31, 2013, we estimate Bengal’s total Adjusted EBITDA will decrease by approximately $7.8 million and $5.8 million, respectively, primarily attributable to an assumption of reduced spot volumes from a shipper.

Capital Expenditures

We estimate an approximate $6.3 million increase in maintenance capital expenditures as compared to the twelve months ended June 30, 2014 and an approximate $6.2 million increase in maintenance capital expenditures as compared to the year ended December 31, 2013. The increase in maintenance capital expenditures is primarily a result of scheduled tank maintenance in the forecast period.

We do not expect Bengal to incur any expansion capital expenditures for the twelve months ending September 30, 2015.

Financing

We do not expect Bengal to incur any indebtedness or financing expenses for the twelve months ending September 30, 2015.

Regulatory, Industry and Economic Factors

Our forecast of estimated Adjusted EBITDA for the twelve months ending September 30, 2015 is based on the following significant assumptions related to regulatory, industry and economic factors:

•	none of our customers will default under any of our commercial agreements or reduce, suspend or terminate its obligations, nor will any events occur that would be deemed a force majeure event, under such agreements;

•	there will not be any new federal, state or local regulation, or any interpretation of existing regulation or any FERC decisions (including rates cases) that will be materially adverse to our business;

•	there will not be any material accidents, weather-related incidents (including hurricanes, other than those expressly assumed in our Mars forecast) or similar unanticipated events with respect to our assets;

•	the refineries to which Bengal connects will not experience downtime or turnaround times in excess of prior years;

•	there will not be a shortage of skilled labor;

•	there will not be any successful challenge of our rates; and

•	there will not be any material adverse changes in the crude oil and refined products industry, the transportation and logistics sector or market, seasonality or overall economic conditions.